Exhibit 10.1

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

SEVERANCE POLICY FOR SENIOR MANAGEMENT

(As Amended and Restated Effective December 22, 2008)

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FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

SEVERANCE POLICY FOR SENIOR MANAGEMENT

SECTION 1                          ESTABLISHMENT AND PURPOSE OF THE PLAN

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. (hereinafter “FSA”) has adopted the FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. SEVERANCE POLICY FOR SENIOR MANAGEMENT (hereinafter the “Plan”), for the benefit of the Senior Management (as hereinafter defined) of FSA and its current direct and indirect wholly-owned subsidiaries that have been designated by it as participating employers under the Plan (collectively referred to herein as the “Company”), as described herein.  The Plan was adopted effective as of February 8, 1995, and previously was amended and restated effective March 13, 2000; May 17, 2001; November 13, 2003; September 9, 2004; January 1, 2005; Feburary 14, 2008; and May 21, 2008.  The Plan is intended to be, in part, a separation pay plan that does not provide for the deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, to the extent considered a plan providing deferred compensation plan, to comply with the requirements of Code Section 409A.  The Plan is hereby amended and restated, effective as of December 22, 2008, as provided in this Plan document.

The Plan is an unfunded welfare benefit plan (i.e., a severance pay plan within the meaning of United States Department of Labor regulations §2510.3-2(b)) for purposes of the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”) that is maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The purpose of the Plan is to provide an eligible employee whose employment terminates as described in Section 2 with Severance Pay and Severance Benefits for a specified period of time.  The Plan is established under and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, with the internal laws of the State of New York.  This Plan also is intended to comply with Section 409A of the Code and the regulations thereunder, and shall be interpreted, operated and administered accordingly.

SECTION 2                          ELIGIBLE EMPLOYEES

Members of Senior Management who have been employed with the Company for at least one (1) year and whose employment is (i) terminated by the Company for any reason other than for cause or (ii) constructively terminated, are eligible to participate in the Plan and shall be considered “eligible employees” under the Plan.  “Senior Management” means, and shall be limited to, the members of the Executive Management Committee of the Company on May 21, 2008 and any person who shall thereafter be designated as eligible to participate in the Plan by written notice thereof, signed by the President of the Company and expressly stating that such person is a member of “Senior Management” for purposes of the Plan.  The members of the Executive Management Committee of the Company on the effective date of the Plan, as amended and restated herein, are (a) the Chief Executive Officer of the Company, (b) the Chief Operating Officer of the Company, (c) the General Counsel of the Company, (d) the Chief Financial Officer of the Company, and (e) the Chief Risk Management Officer of the Company.

An eligible employee will be considered to have a “termination” of employment or have “terminated” employment with the Company if the eligible employee has a separation from service within the meaning of Code Section 409A.  An employee generally has a separation from service within the meaning of Code Section 409A if the facts and circumstances indicate that the Company and the eligible employee reasonably anticipate that no further services will be performed by the eligible employee for the Company or any Affiliate after the separation date or that the level of bona fide services the eligible employee will perform for the Company and all Affiliates after the separation date (whether as an employee or as an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the eligible employee has been providing services for less than 36 months).  Notwithstanding the foregoing, the employment relationship is treated as continuing while the eligible employee is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months, or if longer, so long as the individual retains the right to reemployment with the Company or any Affiliate under an applicable statute or contract.  When a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least six months and such impairment causes the eligible employee to be unable to perform the duties of his or her position or any substantially similar position, a 29-month maximum period of absence shall be substituted for the six-month maximum period described in the preceding sentence.  As used herein, the term “Affiliate” means any corporation or other entity that would be considered a single employer with the Company pursuant to Code Sections 414(b) or 414(c).

Termination “for cause” means termination for unethical practices, illegal conduct or gross insubordination, but specifically excludes termination as a result of substandard performance.  “Constructive termination” of employment occurs if an eligible employee terminates employment with the Company and all Affiliates within two years of the date on which, but without the eligible employee’s consent, the eligible employee’s responsibilities, base salary or incentive compensation opportunities are materially reduced out of line with Company results, provided, however, that unless the eligible employee gives notice to the Plan Administrator of such reduction in compensation or responsibilities within 90 days of the date on which such reduction occurs and the condition is not remedied within 30 days of receipt of such notice, the eligible employee’s termination of employment shall not be a constructive termination under the Plan.  The determination as to whether an employee has been (i) terminated for cause or (ii) constructively terminated, will be made by the Plan Administrator, in its sole discretion, consistent with the requirements of Code Section 409A to avoid taxation under Code Section 409A(a)(1).

An otherwise eligible employee shall not be eligible for Severance Pay and Severance Benefits under the Plan if:

(a)           the eligible employee’s employment with the Company terminates by reason of death or disability;

(b)           the eligible employee’s employment with the Company terminates through retirement, voluntary resignation, job abandonment or failure to report for work;

(c)           the eligible employee’s employment with the Company is involuntarily terminated after the eligible employee refuses a transfer to a new position at the same geographical location of the Company, and such transfer does not constitute a constructive termination;

(d)           the eligible employee is employed in a Company operation or facility substantially all of the assets of which are sold and the eligible employee is offered a comparable position, as determined by the Plan Administrator, with the purchaser;

(e)           the eligible employee fails or refuses to continue in the employment of the Company until the end of the notice period provided for in the notice of termination described in Section 3 below (absent constructive termination during such notice period); or

(f)            the Plan is terminated.

“Disability” means a period of medically determined physical or mental impairment that is expected to last for a period of not less than 12 months during which an employee qualifies for income replacement benefits under the Company’s long-term disability plan for at least three (3) months, or, if an employee does not participate in such a plan, a period of disability during which the employee is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

SECTION 3                          SEVERANCE PAY AND SEVERANCE BENEFITS

In exchange for providing the Plan Administrator a valid Waiver and Release Agreement in a form acceptable to the Company, an eligible employee shall be eligible to receive Severance Pay and Severance Benefits in accordance with the paragraphs set forth below.  The consideration for the voluntary Waiver and Release Agreement shall be the Severance Pay and the Severance Benefits that the eligible employee would not otherwise be eligible to receive.

(a)           Severance Pay.  An eligible employee shall be eligible to receive Severance Pay in accordance with the following:

(1)           Chief Executive Officer and Chief Operating Officer:  Each eligible employee who served as the Chief Executive Officer or the Chief Operating Officer of the Company shall be eligible to receive eighteen (18) months of pay.

(2)           Other Members of Executive Management Committee and other Participants:  Each eligible employee who served as a member of the Executive Management Committee of the Company (and who did not serve as the Chief Executive Officer or the Chief Operating Officer of the Company), or who is otherwise eligible to receive benefits under this Plan, shall be eligible to receive twelve (12) months of pay.

For purposes of determining the amount of Severance Pay to which an eligible employee is entitled, “months of pay” (a) shall be determined on the basis of (a) the eligible employee’s monthly salary on his or her separation date and (b) shall include the eligible employee’s most recent bonus (or three year average, if higher), with one-twelfth (1/12th) of such bonus amount being allocated to each month of pay.  An eligible employee’s base salary and bonus shall include amounts deferred under the Financial Security Assurance Holdings Ltd. Deferred Compensation Plan and the Financial Security Assurance Inc. Cash or Deferred Plan, and amounts allocated to the Financial Security Assurance Flex Plan.  For purposes of the Plan, “separation date,” “termination date” and like terms shall mean the date on which the eligible employee has a separation from service within the meaning of Code Section 409A, as determined by the Plan Administrator.

In the event an eligible employee receives formal written notice of a future termination of employment and employment is not terminated until the date provided in such notice, then the Plan Administrator may, in its discretion, reduce the period of Severance Pay by the length of the notice period, in an amount of up to one-third (1/3) of the severance period.  For purposes of the Plan, “severance period” shall mean the period of time over which an eligible employee is to receive Severance Pay pursuant to this Section 3, as determined by the Plan Administrator.

(b)           Severance Benefits.

(1)           Continuation of Hospital, Medical, Dental, Prescription Drug and Vision Coverages.  An eligible employee may elect continuation of his or her Company sponsored hospital, medical, dental, prescription drug and vision benefits (“health benefits”) under COBRA, as defined in Code Section 4980B(f)(2) (“COBRA coverage”) for a period of up to eighteen (18) months following the separation date.  The eligible employee shall pay the same premium paid by active employees for their Company sponsored health benefits, and the Company shall pay the remaining portion of the premium during the severance period.  The COBRA coverage provided at this reduced cost shall continue until the end of the month for which the eligible employee is permitted to pay the same premium paid by similarly situated active employees for their Company sponsored health benefits.  After the end of the severance period, the eligible employee may elect to continue his or her health benefits under COBRA for up to the remainder of the COBRA continuation period; however, the eligible employee must pay the full premium for such coverage plus the applicable administrative charge.  If the eligible employee dies prior to the end of the period of time that he or she would have received his or her Severance Benefits, and if the eligible employee’s spouse and/or dependents are entitled to continued COBRA coverage, the Company shall pay the entire cost of such coverage for the remainder of the severance period.  Thereafter, the spouse and/or dependents may elect to continue COBRA coverage for the remainder of the COBRA continuation period; however, they must pay the full premium cost for such coverage plus the applicable administrative charge.  The Company’s payment of premiums for the dental (or any other self-insured) health benefits may be taxable to the employee or the employee’s family.

(2)           Life Insurance Benefits.  Coverage under the Financial Security Assurance Inc. Life and AD&D Insurance Plan shall continue on the same basis as for similarly situated active employees during the severance period to the extent, if any, that the insurance carrier will so allow, provided that the life insurance coverage may be a taxable benefit.

(3)           Disability Insurance Coverage.  Coverage under Company sponsored disability insurance shall continue on the same basis as for similarly situated active employees during the severance period to the extent, if any, that the insurance carrier will so allow.

(c)           Certain Additional Payments. The Plan Administrator, acting in its sole discretion may, in writing, enhance the amount of Severance Pay and/or Severance Benefits that an eligible employee is eligible to receive over the amount of Severance Pay and Severance Benefits described above and/or make available to the eligible employee other forms of Severance Benefits.

(d)           Gross-Up Payments by the Company.

(1)           Gross-Up Payments.  Anything in the Plan to the contrary notwithstanding (including the provisions of  Section 15), in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of an eligible employee (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a “Payment”) would be subject to the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or that any interest or penalties are incurred by an eligible employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the eligible employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the eligible employee of all taxes (including any interest or penalties imposed with respect to such taxes and Excise Tax) imposed upon the Gross-Up Payment, the eligible employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(2)           Determination of Gross-Up Payments.  All determinations required to be made under this Section 3(d), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment including any determination of the parachute payments under Code

Section 280G(b)(2), and the assumptions to be utilized in arriving at such determinations shall be made by a nationally recognized certified public accounting firm that is mutually selected by the eligible employee and the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the eligible employee within 15 business days of the receipt of notice from the eligible employee that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment shall be paid by the Company to the eligible employee within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the eligible employee.  As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 3(d) (the “Underpayment”).  In the event that the eligible employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and any such Underpayment shall be promptly paid by the Company to or for the benefit of the eligible employee.  Notwithstanding the foregoing, no Gross-Up Payment or Underpayment shall be paid later than the end of the calendar year following the calendar year in which the eligible employee pays the Excise Tax to which it relates.

SECTION 4                          OFFSETS

(a)           Severance Pay and Severance Benefits provided under the Plan shall be offset by any severance pay or severance benefits provided to an eligible employee under an authorized written employment agreement containing a severance provision, an authorized written severance agreement, any other group reorganization or restructuring benefit plan or program sponsored by the Company or any severance benefit mandated by law.  In the event an eligible employee who is receiving Severance Pay and Severance Benefits under the Plan is employed in any respect (including as a consultant or a self-employed individual) during the severance period, due and unpaid Severance Pay shall be offset by an amount equal to fifty percent (50%) of the compensation received by the eligible employee during the severance period and, if employed with another employer during the severance period (other than as a consultant or a self-employed individual), Severance Benefits shall cease.  The eligible employee shall be obligated to refund any amounts paid by the Company as Severance Pay or Severance Benefits that exceed the amount of Severance Pay and Severance Benefits payable to the eligible employee hereunder giving effect to the offsets referred to in the preceding sentence.  An eligible employee shall, as a condition of receiving Severance Pay and Severance Benefits under the Plan, undertake to provide to the Company prompt notice of the commencement of any employment (including as a consultant or a self-employed individual) of such eligible employee during the severance period.

(b)           If, as of the time of termination of employment, an eligible employee is indebted to the Company, whether or not evidenced by a written instrument, the Company shall have the right to reduce any or all of the amounts due such eligible employee under this Plan by such outstanding indebtedness, provided such offset is permitted under applicable law.  Notwithstanding the foregoing, any offset of such eligible employee’s against any payment made to such eligible employee under this Plan shall not be made in a manner that violates Code Section 409A.  Any election not to reduce such payment shall not constitute a waiver of the claim for such indebtedness.

SECTION 5                          PAYMENT OF SEVERANCE PAY

Except as otherwise provided in the Plan, Severance Pay that becomes payable shall be paid in substantially equal installments in accordance with the Company’s regular payroll payment schedule commencing with the first regular payroll payment date occurring after expiration of the seven (7) day period during which an eligible employee may revoke his or her Waiver and Release Agreement (as explained more fully below under the Section entitled “WAIVER AND RELEASE AGREEMENT”),; provided however, that if, at the time of the eligible employee’s separation from service, such employee is deemed to be a “specified employee” of a public company as defined in Treasury Regulation Section 1.409A-1(i), any Severance Pay payable pursuant to Section 3(a), the value of any Severance Benefits provided pursuant to Sections 3(b)(2) and 3(b)(3), any enhancements made pursuant to Section 3(c) and any Gross-Up Payments or Underpayments made pursuant to Section 3(d) that are paid or provided during the six-month-and-one-day period following the eligible employee’s separation date (the “restricted period”) shall not exceed two times the lesser of:

(a)           the eligible employee’s annualized compensation based upon the annual rate of pay for services provided to the Company and all Affiliates for the calendar year preceding the calendar year in which the eligible employee has a separation from service (adjusted for any increase during the year in which the eligible employee has a separation from service that would be expected to continue indefinitely if the eligible employee had not separated from service); or

(b)           the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for such year.

Any Severance Pay under Section 3(a), Severance Benefits under Sections 3(b)(2) and 3(b)(3), Gross-Up Payments or Underpayments under Section 3(c) or enhancements under Section 3(d) otherwise payable or to be provided during the restricted period that exceed the limitation above shall be accumulated and paid or provided to the eligible employee, without any interest thereon, on the first regular payroll payment date that is at least six months and one day after the eligible employee’s separation date.  All legally required taxes, and any sums owing to the Company under Section 4, shall be deducted from Severance Pay payments.

SECTION 6                          REINSTATEMENT

In the event that an eligible employee who is receiving Severance Pay or Severance Benefits is permanently reemployed by the Company or an Affiliate, the payment of Severance Pay and the availability of Severance Benefits under the Plan shall cease as of the date his or her reemployment begins.

SECTION 7                          WAIVER AND RELEASE AGREEMENT

In order to receive Severance Pay and Severance Benefits, an eligible employee must submit a signed Waiver and Release Agreement in a form satisfactory to FSA (the “Release”) to the Plan Administrator no later than twenty-one (21) days after the Release has been furnished to the employee.  If the Plan Administrator determines that the termination of the eligible employee is part of a group termination, the signed Release must be submitted to the Plan Administrator no later than forty-five (45) days after his or her separation date.  In the event of a group termination, attached to the Release will be such additional information relating to the group termination as is required by applicable law in order to make the Release effective.  An eligible employee may revoke his or her signed Release within seven (7) days of his or her signing the Release.  A revocation by an eligible employee must be made in writing and must be received by the Plan Administrator within such seven (7) day period.  An eligible employee who timely revokes his or her Release shall not be eligible to receive any Severance Pay and Severance Benefits under the Plan.  An eligible employee who timely submits a signed Release and who does not exercise his or her right of revocation shall be eligible to receive Severance Pay and Severance Benefits.  Eligible employees shall be encouraged to contact their personal attorneys to review the Release if they so desire.

SECTION 8                          PLAN ADMINISTRATION

FSA shall be the “administrator” of the Plan for purposes of Section 3(16)(A) of ERISA.  FSA hereby delegates to the Board of Directors of FSA the responsibility for the administration of the Plan, and the Executive Management Committee shall serve as the “Plan Administrator” of the Plan and a “named fiduciary” within the meaning of such terms as defined in ERISA.  The Plan Administrator shall have the discretionary authority to determine eligibility for, and the amount of, Plan benefits and to construe the terms of the Plan, including making any factual determinations.  The decisions and constructions of the Plan Administrator shall be final, binding and conclusive as to all parties, unless found by a court of competent jurisdiction to be arbitrary and capricious.  The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan.  The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful.  In no event shall an eligible employee or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under the Plan have been complied with and exhausted.

SECTION 9                          CLAIMS PROCEDURES

The Plan Administrator shall appoint an individual or committee of individuals (the “decisionmaker”) to evaluate claims made under the Plan.  Within 90 days after the Plan Administrator receives a written claim for benefits under the Plan, the decisionmaker will either approve the claim or notify the claimant that the claim is denied.  The decisionmaker may extend this time period by up to an additional 90 days under special circumstances and shall notify the claimant of the extension and the reasons therefore within the initial 90-day period.

If a claim is denied, in whole or in part, the decisionmaker shall furnish to the claimant, at the time of the denial, a written notice setting forth in a manner calculated to be understood by the claimant: (i) the reason(s) for the denial, including a reference to any applicable provisions of the Plan; (ii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (iii) an explanation of the Plan’s review procedures and the time limits applicable to such procedures; and (iv) a statement of the claimant’s right to bring a civil action under ERISA following an adverse determination on appeal.

In the context of a claim involving a disability determination, the initial claim determination shall be made within 45 days, and the maximum extension of time available to the decisionmaker is 30 days.  Further, the information included in any denial also shall include identification of any medical or vocational experts whose advice was obtained in connection with a claim determination, whether or not their judgment was relied upon in making the determination.

A claimant who has received a notice denying a claim, in whole or in part, may request in writing a review of the claim within 60 days after receiving a notice of denial.  Such request may be made either in person or by a duly authorized representative and shall set forth all the bases of the request for review, any facts supporting the review and any issues or comments the claimant deems pertinent.  The claimant may submit documents, records and other information in support of the review and shall be provided upon request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal.

The Plan Administrator shall appoint an individual or committee of individuals to review the appeal of any claim denial under the Plan (the “claim reviewer”).  The claim reviewer shall make a decision with respect to a claim review promptly, but not later than 60 days (45 days in the context of a claim involving a disability determination) after receipt of the appeal.  The claim reviewer may extend this time period by up to an additional 60 days (45 days in the context of a claim involving a disability determination) under special circumstances by providing the claimant with notice of the extension and the reasons therefore within the initial 60-day (or 45-day) period.  The claim reviewer will be a different person(s) from the person(s) who made the initial determination and will not be a subordinate of the original decisionmaker or a relative of such subordinate.  The claim reviewer will not grant deference to the initial decision and will consider all information submitted, regardless of whether it was considered in connection with the initial claim.

The final decision of the claim reviewer shall be in writing, give specific reasons for the decision, provide specific references to the pertinent provisions of the Plan on which the decision is based and include both a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring an action under ERISA.  Any action (whether at law, in equity or otherwise) must be commenced within three (3) years and must be brought in a court of competent jurisdiction sitting in New York, New York.  This three (3) year period shall be computed from the earlier of: (a) the date a final determination denying such benefit, in whole or in part, is issued under the Plan’s claim review procedure; and (b) the date such individual’s cause of action first accrued (as determined under the laws of the State of New York without regard to principles of choice of laws).

SECTION 10                        AMENDMENT/TERMINATION/VESTING

(a)           FSA may terminate or amend the Plan at any time and from time to time, for any reason or no reason; provided, however, that any such termination or amendment of the Plan that is adverse to the interest of any eligible employee under the Plan shall be effective only (i) as to any eligible employee first becoming an employee after the date of such amendment or termination or (ii) as to any other employee, on or after the effective date of this restatement.  Any amendment or termination of the Plan shall be adopted by the Board of Directors of FSA and executed by an authorized officer of FSA, provided that:  (i) no such amendment shall materially diminish the rights of a participant (or beneficiary, as the case may be) without the participant’s (or beneficiary’s) consent, except as may be otherwise required by law; and (ii) FSA reasonably determines that such amendment would not result in penalties under Code Section 409A.  Notwithstanding the foregoing, FSA may make any such amendments to the Plan which are administrative, technical or required by law, including amendments to conform the Plan to the requirements of Code Section 409A.

(b)           FSA may terminate the Plan at any time and, anything in this Plan to the contrary notwithstanding, distribute the value of the Severance Pay to each participant who has severed from employment (or to his or her beneficiary, as the case may be) in a lump sum as soon as practicable after such termination, or in the alternative, pay such amount in accordance with the provisions of Section 5, but only if the Plan Administrator reasonably determines that such distribution would not result in penalties under Code Section 409A.  Termination of the Plan shall not serve to reduce the Severance Pay and Severance Benefits previously granted under the Plan to a participant who has severed from employment at the time of termination without the written consent of the participant unless the Plan Administrator reasonably determines that such reduction is needed for the Plan to comply with Code Section 409A.

(c)           Any Affiliate of FSA that participates in this Plan may prospectively terminate participation or withdraw from this Plan upon giving FSA at least 30 days (or such other period as may be needed to satisfy Code Section 409A) notice of its intention to terminate or withdraw, but FSA may waive the requirement of notice.  FSA and the Affiliate may agree that, to the extent permitted by applicable law, such termination or withdrawal shall be treated as retroactive.  FSA in its discretion may direct any participating Affiliate to terminate participation or withdraw from the Plan at any time and without prior notice.

SECTION 11                        PAY AND OTHER BENEFITS

An eligible employee’s participation in all of the Company’s employee pension benefit plans and employee welfare plans in which he or she is enrolled as of his or her separation date shall cease as of his or her separation date, except as provided above with respect to COBRA coverage and life and disability insurance benefits.  All pay and other benefits, including unreimbursed valid business expenses and accrued but unpaid salary (but excluding Plan benefits), payable to an eligible employee upon his or her separation date shall be paid in accordance with the terms of those established policies, plans and procedures.  An eligible employee who is participating in the Plan shall not be eligible for any other type of severance benefits under any other severance pay plan, program or policy of the Company.  Eligible employees shall receive payment for unused vacation days on the first payroll date following the eligible employee’s termination of employment.  Such payment shall be equal to one twentieth (1/20th) of one month of Severance Pay for every vacation day and shall be paid in a single lump sum payment.  Such payment shall not reduce the amount of Severance Pay otherwise payable to the eligible employee under the Plan.  For purposes of the foregoing,

(a)           total vacation days for any eligible employee in respect of any calendar year shall equal the sum of:

(1)           carryover vacation days to which the eligible employee is entitled in accordance with Company policy from the year prior to the year in which the eligible employee’s separation date occurred; and

(2)           the product (rounded up to the nearest whole number) of:

(A)          the annual number of vacation days to which the eligible employee is entitled in accordance with Company policy; and

(B)           a fraction,

(i)            the numerator of which is the number of days of the year which have elapsed from the January 1 of the year in which the eligible employee’s separation date occurs through and including the eligible employee’s separation date, and

(ii)           the denominator of which is three hundred and sixty-five (365); and

(b)           unused vacation days for any eligible employee in respect of any calendar year will equal total vacation days in respect of such year determined in accordance with subsection (a) above, less vacation days used in such year.

SECTION 12                        NO ASSIGNMENT

Severance Pay or Severance Benefits payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Severance Pay or Severance Benefits to be so subjected shall not be recognized, except to the extent required by law.  Notwithstanding the preceding sentence, all or a portion of a Participant’s Severance Pay may be paid to another person as specified in a “domestic relations order” within the meaning of Section 414(p)(1)(B) of the Code in accordance with the rules and procedures established by the Plan Administrator.

SECTION 13                        RECOVERY OF PAYMENTS MADE BY MISTAKE

An eligible employee shall be required to return to the Company any Severance Pay or Severance Benefits, or portion thereof, made by a mistake of fact or law.  If the Plan makes an overpayment, the Plan will have the right, at any time, as elected by the Plan Administrator, to:

(a)           recover that overpayment from the person to whom it was made;

(b)           offset the amount of that overpayment from a future payment to such person; or

(c)           a combination of both.

The Plan shall be considered to have established an equitable lien by agreement with the person to whom such overpayment was made.  Such employee or beneficiary shall, upon request, execute and deliver such instruments and papers as may be required and shall do whatever else is necessary to secure such rights of recovery to the Plan.

SECTION 14                        REPRESENTATIONS CONTRARY TO THE PLAN

No employee, officer, or director of the Company has the authority to alter, vary or modify the terms of the Plan except by means of an authorized written amendment to the Plan.  No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator or the Company.

SECTION 15                        COMPLIANCE WITH CODE SECTION 409A

Notwithstanding any other provision of the Plan to the contrary, the Plan is intended to comply with the requirements of Code Section 409A to be a separation pay plan that does not provide for the deferral of compensation under Code Section 409A or, as applicable, a plan that complies with the requirements of Code Section 409A to avoid taxation under Code Section 409A(a)(1) and shall at all times be interpreted and operated consistent with this intention.  Under no circumstances, however, shall the Company have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Code Section 409A(a)(1), except as provided in Section 3(c).

SECTION 16                        NO EMPLOYMENT RIGHTS

The Plan shall not confer employment rights upon any person.  No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company or its Affiliates and nothing in the

Plan shall restrict the right of the Company and its Affiliates to terminate the employment of any eligible employee at any time.

SECTION 17                        COMPANY INFORMATION

In connection with their employment, eligible employees may have access to Company Information.  Recognizing that the disclosure or improper use of such Company Information will cause serious and irreparable injury to the Company, as a condition of receiving Severance Pay and Severance Benefits eligible employees with such access must acknowledge that:  (i) they will not at any time, directly or indirectly, disclose Company Information to any third party or otherwise retain or use such Company Information for their own benefit or the benefit of others, (ii) if they disclose or improperly use any Company Information, the Company shall be entitled to apply for and receive an injunction to restrain any violation of this paragraph, and (iii) eligible employees shall be liable for any damages the Company incurs as a result of such disclosure or use of Company Information, including litigation costs and reasonable attorneys’ fees.

“Company Information” shall mean any confidential, financial, marketing, business, technical or other information, including, without limitation, information that the eligible employee prepared, caused to be prepared, received in connection with and/or contemporaneous with his or her employment with the Company or Its Affiliates, such as information provided by customers that is not generally known in the industry, objective and subjective evaluations of management, transactions or proposed transactions, trade secrets, personnel information and marketing methods and techniques.  “Company Information” specifically excludes information that is generally known in the industry (except when known based upon the eligible employee’s actions in contravention of this provision) or that is otherwise publicly available (except when available based upon the eligible employee’s actions in contravention of this provision).

SECTION 18                        CONFIDENTIALITY

Eligible employees are prohibited from disclosing the existence of this Plan and its terms and conditions, to any other past, present or future employees of the Company, or to any other person, except (and in such cases, only to the extent necessary) to the eligible employee’s immediate family, attorneys, accountants, financial advisors, lending institutions, federal, state or local taxing authorities, or as otherwise required by law, or for the enforcement of the Plan terms.

SECTION 19                        PLAN FUNDING

No eligible employee shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company.  Any Severance Pay or Severance Benefits that become payable under the Plan are unfunded obligations of the Company and shall be paid from the general assets of the Company.  No employee, officer, director or agent of the Company guarantees in any manner the payment of Severance Pay or Severance Benefits.

SECTION 20                        APPLICABLE LAW

The Plan shall be governed and construed in accordance with ERISA and in the event that any reference shall be made to state law, the internal laws of the State of New York shall apply. For purposes of ERISA, this Plan is intended to constitute a nonqualified, unfunded plan for the purpose of providing welfare benefits for a select group of management or highly compensated employees.

SECTION 21                        SEVERABILITY

If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

SECTION 22                        PLAN YEAR

The ERISA plan year of the Plan shall be the calendar year.

SECTION 23                        RETURN OF COMPANY PROPERTY

All Company property (including keys, credit cards, identification cards, office equipment, portable computers and cellular telephones) and Company Information (including all copies, duplicates, reproductions or excerpts thereof) must be returned by the eligible employee as of his or her separation date in order for such eligible employee to commence receiving Severance Pay and Severance Benefits under the Plan.

[Senior Executive Over 40 Individual Release]

FORM OF RELEASE

(individual termination)

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Agreement”) sets forth the agreement reached concerning the termination of my employment with FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. and the Company’s parent, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as the “Company”).  I acknowledge and agree that my employment with the Company ends for all purposes on             , 2008.

(1)           Waiver and Release, Etc.

(a)  In consideration for the Severance Pay and Severance Benefits to be provided to me under the terms of the FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. SEVERANCE POLICY FOR SENIOR MANAGEMENT (hereinafter, the “Plan”), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge the Company from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which I ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of my execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding my employment at or termination of employment from the Company, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; the New York State Human Rights Law; the New York City Human Rights Law; the California Fair Employment and Housing Act; Chapter 21 of the Texas Labor Code; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Company pension, welfare, or stock plans.  This Agreement may not be cited as, and does not constitute any admission by the Company of, any violation of any such law or legal obligation with respect to any aspect of my employment or termination therefrom.

(b)  I hereby expressly waive and relinquish all rights and benefits afforded to me by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release of the Company, I expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, all claims which I do not know or suspect to exist at the time of my execution of this Agreement, and that this Agreement contemplates the extinguishment of any such claim or claims.

(2)           Covenant Not to Sue.  I represent and agree that I have not filed any lawsuits or arbitrations against the Company, or filed or caused to be filed any charges or complaints against the Company with any municipal, state or federal agency charged with the enforcement of any law.  Pursuant to and as a part of my release and discharge of the Company, as set forth herein, with the sole exception of my right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of my release of claims pursuant to the Age Discrimination in Employment Act (“ADEA”), I agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company, and that occurred up to and including the date of my execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement.  To the extent any such action may be brought by a third party, I expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action.  Nothing in the foregoing paragraph shall prevent me (or my attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising my right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of my waiver of ADEA claims set forth in paragraph 1 of this Agreement.

(3)           Company Information.  I acknowledge that I may have access to certain confidential and other information of the Company, referred to in the Plan as “Company Information”.  Recognizing that the disclosure or improper use of Company Information may cause serious and irreparable injury to the Company, I agree that I will not at any time, directly or indirectly, disclose Company Information or use Company Information for my own benefit or the benefit of any other party except as permitted under the Plan.

(4)           Cooperation; Return of Company Property.  I agree to cooperate with the Company with respect to providing information with respect to matters with which I was involved at the time of my termination of employment and to cooperate, at the expense of the

Company, in the defense or pursuit by the Company of, or response by the Company to, any litigation, investigation or dispute relating to matters in which I participated during my term of employment with the Company.  I agree to return to the Company all Company property in my possession as promptly as practicable, including, without limitation, any keys, credit cards, documents and records, identification cards, office equipment, portable computers, mobile telephones and parking permits.

(5)           Non-Disparagement.  I will not disparage or criticize the Company, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

(6)           Non-Disclosure.  I agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against the Company, or the facts and circumstances underlying this Agreement, except in the following circumstances:

a.             I may disclose the terms of this Agreement to my immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

b.             I may disclose the terms of this Agreement to: (i) my tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement, or (iii) my legal counsel; and

c.             Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement should that ever be necessary.

(7)           Non-Solicitation.  I agree that for a period of twelve months after the termination of my employment, I shall not: (a) directly or indirectly solicit, induce or encourage any employee of the Company, or any consultant or independent contractor providing services to the Company, to leave the Company or to join or perform services for any other company, or (b) directly or indirectly solicit, induce or encourage any entity or person who is a customer or client of the Company to cease to engage the services of the Company.

(8)           Consequences of Breach.  In the event that I breach this Agreement by violating any of the provisions of paragraph (3), (4), (5), (6) or (7), I acknowledge that (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of such paragraphs, (b) I shall be required to pay the Company’s litigation costs and expenses, including reasonable attorneys’ fees, associated with defending against my lawsuit and (c) I shall be obligated to repay to the Company eighty percent (80%) of the Severance Pay already paid to me and to forfeit eighty percent (80%) of the Severance Pay not yet paid to me.  Such repayment and/or forfeiture shall not affect the validity of this Agreement.

(9)           Offset.  I understand that, in the event I become employed during the severance period, due and unpaid Severance Pay will be offset by an amount equal to fifty percent (50%) of the compensation received by me during the severance period (including employment as a consultant or a self-employed individual), and, if employed with another employer (other than as a consultant or a self-employed individual), Severance Benefits shall cease.  I agree to refund any amounts paid by the Company as Severance Pay or Severance Benefits that exceed the amount of Severance Pay and Severance Benefits payable to me under the Plan giving effect to the offsets referred to in the preceding sentence.  I further agree to provide to the Company prompt notice of the commencement of any such employment (including employment as a consultant or a self-employed individual).

(10)         409A.  All payments or benefits under this Agreement are subject to any applicable employment or tax withholdings or deductions.  In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted accordingly.  I am advised to seek independent advice from my tax advisor(s) with respect to the application of Section 409A of the Code to any payments or benefits under this Agreement.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state or local laws.

(11)         Other Plans.  I understand that this Agreement will not limit any of my rights or obligations in respect of any Company-sponsored plans, each of which has its own provisions governing the rights of employees thereunder in respect of which I agree to remain bound, except that I hereby waive, release and shall not assert in any forum any claim or right arising out of or in connection with my termination of employment on the basis that such termination interfered with attainment of any rights under such a plan or was otherwise discriminatory or illegal.  The foregoing plans include the Company’s pension plans (Money Purchase Plan and Supplemental Executive Retirement Plan), Cash or Deferred Plan (401(k) plan), home computer program, cafeteria plan (“flex plan”), medical plans, Supplemental Restricted Stock Plan, 1993 Equity Participation Plan and Deferred Compensation Plan.  I understand that, for purposes of determining my rights under the foregoing plans, my employment with the Company will be deemed to have been terminated by the Company without cause.

(12)         Review.  Without detracting in any respect from any other provision of this Agreement:

a.                                       I, in consideration of the payment and benefits provided to me as described in paragraph 1 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims I have or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and I have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Agreement or its terms, and that I am not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

b.                                      I understand that, by entering into this Agreement, I do not waive rights or claims that may arise after the date of my execution of this Agreement, including without limitation any rights or claims that I may have to secure enforcement of the terms and conditions of this Agreement.

c.                                       I agree and acknowledge that the consideration provided to me under this Agreement is in addition to anything of value to which I am already entitled.

d.                                      The Company hereby advises me to consult with an attorney prior to executing this Agreement.

e.                                       I acknowledge that I was informed that I had at least twenty-one (21) days in which to review and consider this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

(13)         Revocation Period.  The Company agrees that I may revoke this Agreement within seven (7) days from the date I sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or me.  Any revocation must be in writing and received by the Plan Administrator by 5:00 p.m. on or before the seventh day after this Agreement is executed by me.  Such revocation must be sent to the Director of Human Resources, Financial Security Assurance Holdings, Ltd. at 31 West 52nd Street, New York, NY 10019.

(14)         Severability.  I agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.

(15)         Governing Law.  This Agreement is deemed made and entered into in the State of New York, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New York, to the extent not governed by federal law.  Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of New York.  The Company and I hereby waive any rights to a jury trial in connection with any disputes, controversies or claims under this Agreement.

The undersigned hereby acknowledges and agrees that he or she has carefully read and fully understands all the provisions of this Agreement and has voluntarily entered into this Agreement by signing below as of the date set forth below.

(Print name)

(Signature)	(Date)

FORM OF RELEASE

(group termination)

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Agreement”) sets forth the agreement reached concerning the termination of my employment with FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. and the Company’s parent, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as the “Company”).  I acknowledge and agree that my employment with the Company ends for all purposes on             , 2008.

(1)           Waiver and Release, Etc.

(a)  In consideration for the Severance Pay and Severance Benefits to be provided to me under the terms of the FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. SEVERANCE POLICY FOR SENIOR MANAGEMENT (hereinafter, the “Plan”), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge the Company from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which I ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of my execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding my employment at or termination of employment from the Company, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; the New York State Human Rights Law; the New York City Human Rights Law; the California Fair Employment and Housing Act; Chapter 21 of the Texas Labor Code; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Company pension, welfare, or stock plans.  This Agreement may not be cited as, and does not constitute any admission by the Company of, any violation of any such law or legal obligation with respect to any aspect of my employment or termination therefrom.

(b)  If I worked in California, I hereby expressly waive and relinquish all rights and benefits afforded to me by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release of the Company, I expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, all claims which I do not know or suspect to exist at the time of my execution of this Agreement, and that this Agreement contemplates the extinguishment of any such claim or claims.

(2)           Covenant Not to Sue.  I represent and agree that I have not filed any lawsuits or arbitrations against the Company, or filed or caused to be filed any charges or complaints against the Company with any municipal, state or federal agency charged with the enforcement of any law.  Pursuant to and as a part of my release and discharge of the Company, as set forth herein, with the sole exception of my right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of my release of claims pursuant to the Age Discrimination in Employment Act (“ADEA”), I agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company, and that occurred up to and including the date of my execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement.  To the extent any such action may be brought by a third party, I expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action.  Nothing in the foregoing paragraph shall prevent me (or my attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising my right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of my waiver of ADEA claims set forth in paragraph 1(a) of this Agreement.

(3)           Company Information.  I acknowledge that I may have access to certain confidential and other information of the Company, referred to in the Plan as “Company Information”.  Recognizing that the disclosure or improper use of Company Information may cause serious and irreparable injury to the Company, I agree that I will not at any time, directly or indirectly, disclose Company Information or use Company Information for my own benefit or the benefit of any other party except as permitted under the Plan.

(4)           Cooperation; Return of Company Property.  I agree to cooperate with the Company with respect to providing information with respect to matters with which I was involved at the time of my termination of employment and to cooperate, at the expense of the Company, in the defense or pursuit by the Company of, or response by the Company to, any litigation, investigation or dispute relating to matters in which I participated during my term of employment with the Company.  I agree to return to the Company all Company property in my possession as promptly as practicable, including, without limitation, any keys, credit cards, documents and records, identification cards, office equipment, portable computers, mobile telephones and parking permits.

(5)           Non-Disparagement.  I will not disparage or criticize the Company, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

(6)           Non-Disclosure.  I agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against the Company, or the facts and circumstances underlying this Agreement, except in the following circumstances:

d.                                      I may disclose the terms of this Agreement to my immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

e.                                       I may disclose the terms of this Agreement to: (i) my tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement, or (iii) my legal counsel; and

f.                                         Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement should that ever be necessary.

(7)           Non-Solicitation.  I agree that for a period of twelve months after the termination of my employment, I shall not: (a) directly or indirectly solicit, induce or encourage any employee of the Company, or any consultant or independent contractor providing services to the Company, to leave the Company or to join or perform services for any other company, or (b) directly or indirectly solicit, induce or encourage any entity or person who is a customer or client of the Company to cease to engage the services of the Company.

(8)           Consequences of Breach.  In the event that I breach this Agreement by violating any of the provisions of paragraph (3), (4), (5), (6) or (7), I acknowledge that (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of such paragraphs, (b) I shall be required to pay the Company’s litigation costs and expenses, including reasonable attorneys’ fees, associated with defending against my lawsuit and (c) I shall be obligated to repay to the Company eighty percent (80%) of the Severance Pay already paid to me and to forfeit eighty percent (80%) of the Severance Pay not yet paid to me.  Such repayment and/or forfeiture shall not affect the validity of this Agreement.

(9)           Offset.  I understand that, in the event I become employed during the severance period, due and unpaid Severance Pay will be offset by an amount equal to fifty percent (50%) of the compensation received by me during the severance period (including employment as a consultant or a self-employed individual), and, if employed with another employer (other than as a consultant or a self-employed individual), Severance Benefits shall cease.  I agree to refund any amounts paid by the Company as Severance Pay or Severance Benefits that exceed the amount of Severance Pay and Severance Benefits payable to me under the Plan giving effect to the offsets referred to in the preceding sentence.  I further agree to provide to the Company prompt notice of the commencement of any such employment (including employment as a consultant or a self-employed individual).

(10)         409A.  All payments or benefits under this Agreement are subject to any applicable employment or tax withholdings or deductions.  In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted accordingly.  I am advised to seek independent advice from my tax advisor(s) with respect to the application of Section 409A of the Code to any payments or benefits under this Agreement.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state or local laws.

(11)         Other Plans.  I understand that this Agreement will not limit any of my rights or obligations in respect of any Company-sponsored plans, each of which has its own provisions governing the rights of employees thereunder in respect of which I agree to remain bound, except that I hereby waive, release and shall not assert in any forum any claim or right arising out of or in connection with my termination of employment on the basis that such termination interfered with attainment of any rights under such a plan or was otherwise discriminatory or illegal.  The foregoing plans include the Company’s pension plans (Money Purchase Plan and Supplemental Executive Retirement Plan), Cash or Deferred Plan (401(k) plan), home computer program, cafeteria plan (“flex plan”), medical plans, Supplemental Restricted Stock Plan, 1993 Equity Participation Plan and Deferred Compensation Plan.  I understand that, for purposes of determining my rights under the foregoing plans, my employment with the Company will be deemed to have been terminated by the Company without cause.

(12)         Review.  Without detracting in any respect from any other provision of this Agreement:

f.                                         I, in consideration of the payment and benefits provided to me as described in paragraph 1 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims I have or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and I have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Agreement or its terms, and that I am not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

g.                                      I understand that, by entering into this Agreement, I do not waive rights or claims that may arise after the date of my execution of this Agreement, including without limitation any rights or claims that I may have to secure enforcement of the terms and conditions of this Agreement.

h.                                      I agree and acknowledge that the consideration provided to me under this Agreement is in addition to anything of value to which I am already entitled.

i.                                          The Company hereby advises me to consult with an attorney prior to executing this Agreement.

j.                                          I acknowledge that I was informed that I had at least forty-five (45) days in which to review and consider this Agreement, to review the information as required by the ADEA, a copy of such information being attached to and made part of this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

(13)         Revocation Period.  The Company agrees that I may revoke this Agreement within seven (7) days from the date I sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or me.  Any revocation must be in writing and received by the Plan Administrator by 5:00 p.m. on or before the seventh day after this Agreement is executed by me.  Such revocation must be sent to the Director of Human Resources, Financial Security Assurance Holdings, Ltd. at 31 West 52nd Street, New York, NY 10019.

(14)         Severability.  I agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.

(15)         Governing Law.  This Agreement is deemed made and entered into in the State of New York, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New York, to the extent not governed by federal law.  Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of New York.  The Company and I hereby waive any rights to a jury trial in connection with any disputes, controversies or claims under this Agreement.

The undersigned hereby acknowledges and agrees that he or she has carefully read and fully understands all the provisions of this Agreement and has voluntarily entered into this Agreement by signing below as of the date set forth below.

(Print name)

(Signature)	(Date)

EXHIBIT A

The following information is provided in accordance with the ADEA:

1.             The decisional unit is                       ‘s                                      Department.

2.             All employees in the                                      Department are eligible for the program.  All employees in this Department whose employment terminated in                      are selected for the program.

3.             All employees in the                                      Department who are being offered consideration under a waiver agreement and asked to waive claims under the ADEA must sign the agreement and return it to                        within 45 days after receiving the waiver agreement.  Once the signed waiver agreement is returned to                       , the employee has 7 days to revoke the waiver agreement.

4.             The following is a listing of the ages and job titles of employees in the                                      Department who were and were not selected for termination and the offer of consideration for signing a waiver:

Job Title	Age	# Selected	# Not Selected

[List same job title for each age in which there is an incumbent.]